UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
January 22, 2008

IRIDEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-27598	77-0210467

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1212 Terra Bella Avenue
Mountain View, California 94043
(Address of principal executive offices, including zip code)
(650) 940-4700
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On January 22, 2008, IRIDEX Corporation (the “Company”) entered into a Change of Control and Severance Agreement (the “Change of Control Agreement”) with James Mackaness, the Company’s Chief Financial Officer.
The Change of Control Agreement provides Mr. Mackaness with certain severance benefits in the event that his employment with the Company is terminated under certain circumstances described therein.
Termination within the Change of Control Context.
If in the event that: (a) within twelve months following a Change of Control (as defined in the Change of Control Agreement), or (b) at any time prior to a Change of Control if such termination is effected at the request of an Acquiror (as defined in the Change of Control Agreement), (x) Mr. Mackaness terminates his employment with the Company for Good Reason (as defined in the Change of Control Agreement), or (y) the Company terminates Mr. Mackaness’s employment without Cause (as defined in the Change of Control Agreement), and, in each case, Mr. Mackaness signs and does not revoke a standard release of claims with the Company, then Mr. Mackaness will receive the following severance from the Company:
(i) Cash Severance Payment. Mr. Mackaness would be paid a lump sum payment equal to six months of his base salary.
(ii) Vesting Acceleration. Fifty percent of the shares underlying the then-outstanding and unvested stock options in Company common stock held by Mr. Mackaness, if any, would immediately vest and become exercisable, and fifty percent of any shares of restricted stock in the Company then-held by Mr. Mackaness, if any, would immediately vest and the applicable Company right of repurchase or reacquisition with respect to such shares will lapse.
(iii) Continued Employee Benefits. Mr. Mackaness would receive reimbursement from the Company for a period of up to six months for the costs and expenses incurred by himself and/or his eligible dependents for coverage under the Company’s benefit plans, provided that such coverage is timely elected under COBRA.
Termination outside the Change of Control Context.
If Mr. Mackaness’s employment with the Company terminates: (i) voluntarily by Mr. Mackaness (except upon a termination for Good Reason (a) within twelve (12) months following a Change of Control, or (b) at any time prior to a Change of Control if such termination is at the request of an Acquiror), (ii) for Cause by the Company or (iii) without Cause by the Company if not (a) within twelve months following a Change of Control, or (b) at any time prior to a Change of Control if such termination is at the request of an Acquiror, then Mr. Mackaness would not be entitled to receive any severance from the Company.
Item 1.02 Termination of a Material Definitive Agreement
On January 22, 2008, the Company and Larry Tannenbaum entered into a Separation Agreement and Release (the “Separation Agreement”) pursuant to Mr. Tannenbaum’s resignation, described more fully in Item 5.02 below. The Separation Agreement effectively terminates the Amended and Restated Severance and Change of Control Agreement between Mr. Tannenbaum and the Company dated April 29, 2005, described more fully in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 4, 2005 and incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(b)
     Resignation of Larry Tannenbaum
On January 22, 2008, Larry Tannenbaum resigned as the Company’s Chief Business Officer, effective as of the earlier of the date he finds alternative employment or March 15, 2008 (the “Termination Date”). On January 22, 2008, Mr. Tannenbaum also resigned as the Company’s Corporate Secretary, as a board member of IRIDEX FRANCE S.A. and IRIDEX (U.K.) Ltd., and from all other offices of such entities as he may have held at such time, effective on such date or as soon as permissible under applicable law.
Pursuant to his resignation, Mr. Tannenbaum entered into the Separation Agreement. The Separation Agreement releases the Company from any and all claims relating to or arising from Mr. Tannenbaum’s employment relationship with the Company and the termination of such relationship. The Separation Agreement extends the vesting period of Mr. Tannenbaum’s options under his stock option agreements pursuant to the Company’s 1998 Stock Option Plan, dated June 4, 2003, June 28, 2005 and September 15, 2006 (together the “Option Agreements”) until the Termination Date, at which time Mr. Tannenbaum will have vested in at most an additional 1,000 shares underlying such options, for a total of 74,304 shares underlying such options. The Separation Agreement also extends the exercise period during which Mr. Tannenbaum can exercise the stock options governed by the Option Agreements until eighteen months from the Termination Date. Mr. Tannenbaum also entered into a consulting agreement with the Company, pursuant to which he may continue to provide services to the Company for a period of three months following the Termination Date (the “Consulting Term”), and for such service Mr. Tannenbaum will be compensated at a rate of $18,333 per month during the Consulting Term.
(e)
     Agreements with Larry Tannenbaum
Reference is made to discussion in Item 5(b) above.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDEX CORPORATION

	By:	/s/ Theodore A. Boutacoff

Name: Theodore A. Boutacoff
Title: President and Chief Executive Officer
Date: January 28, 2008